Exhibit 10.40

CLARIFICATION ADDENDUM

This clarification addendum, entered into as of February 28, 2008 hereby amends that certain Asset Purchase Agreement (the “APA”) dated February 26, 2007 between Accountabilities, Inc. (the “Company”) and ReStaff Services, Inc.(“ReStaff”) to include a definition of the term Net Income as used in paragraphs 1.2(d) and 1.2(e) of the APA.  Such definition is as follows:

Net Income shall be the result of adding net income, interest, taxes, depreciation, amortization and unusual and non-recurring items, as such amounts are derived from financial statements prepared in conformance with generally accepted accounting principles of the United States.

In witness whereof, this Agreement has been duly executed by the parties hereto as of the date first above written.

ACCOUNTABILITIES, INC.

By:	/s/ Stephen DelVecchia
Name: Stephen DelVecchia
Title: Chief Financial Officer

RESTAFF SERVICES, INC.

By:	/s/ Rhonda Faria
Name: Rhonda Faria
Title: President